Exhibit 99.2 – Second Amendment to Employment Agreement with Mr. Moore

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the "Amendment") is entered into as of the 10th day of June, 2010, between Symmetry Medical Inc., a Delaware corporation (the "Company"), and Brian Moore (the "Executive").

The Company and the Executive have entered into an Employment Agreement dated as of June 11, 2003, as amended May 4, 2010, (collectively the "Employment Agreement"), and now desire to amend the Employment Agreement in certain respects.

In consideration of the following mutual undertakings, the Employment Agreement is amended as follows:

1.             Except to the extent altered by this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

2.             A new paragraph 26 is added to the Agreement to read as follows:

26.  Vesting of Restricted Stock.  If Executive’s employment terminates as a result of any of the following (each a “Vesting Event”):

A.          Retirement, as that term is defined in the 2004 Equity Incentive Plan (the “Plan”), which occurs more than one year after the date of this Amendment;
B.           Termination by the Company without Cause;
C.           Executive’s decision to terminate with Good Reason;

then:

X.
If shares of restricted stock covered by the Executive’s Restricted Stock Agreement dated March 31, 2010 have not been granted, in whole or in part, as of the Vesting Event, then their grant will be based on the performance and other criteria therein (and shall assume that all personal goals to be achieved after the Vesting Event have been achieved), and Executive shall remain a Participant in the Plan until such determination and grant is made; and

Y.
Any restrictions on the transfer of any and all restricted stock granted to Executive under the Plan pursuant to Agreements dated: May 3, 2007; May 23, 2008; July 1, 2009; and March 31, 2010 will lapse and the shares granted thereunder shall vest, subject to the payment of taxes and any other obligations under the granting Agreements, which shall remain in full force and effect except as modified herein.

The Company and the Executive have executed this Amendment as of the date first written above.

EXECUTIVE		SYMMETRY MEDICAL INC.

By:
Brian Moore